Exhibit 99.1

Verso Corporation Announces Board Authorization of Stock Repurchase and Reports Fourth Quarter and Full Year 2019 Financial Results

MIAMISBURG, Ohio, Feb. 27, 2020 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today announced that the Board of Directors has authorized up to $250 million to be used to repurchase outstanding shares and reported financial results for the fourth quarter and full year of 2019.

Fourth Quarter 2019 Highlights:

  Net sales of $587 million, down $108 million compared to fourth quarter 2018
  Net income of $142 million or $4.04 per diluted share, including $117 million tax benefit, driven by a release of the income tax valuation allowance, and a $13 million pension settlement gain, compared to net income of $86 million or $2.44 per diluted share in fourth quarter 2018
  Adjusted EBITDA of $74 million, versus $96 million in fourth quarter 2018

Overview
"Verso reported Adjusted EBITDA (Non-GAAP) of $74 million (12.6% of sales), despite continued demand decline in the graphic paper market, increased pressure from imports and the closure of our Luke Mill in the second quarter of 2019. We reduced inventory by $21 million in the fourth quarter as we effectively balanced our supply with demand and ended the year debt free," said Verso Corporation Chief Executive Officer Adam St. John. "With the completion of the Pixelle transaction and the board's authorization to repurchase outstanding shares of Verso stock, we are focused on managing a streamlined company with strong operating cash flow to deliver value to shareholders."

Results of Operations – Comparison of Three Months Ended December 31, 2019 to Three Months Ended December 31, 2018

	Three Months Ended December 31,		Three Month
(Dollars in millions)	2018	2019	$ Change
Net sales	$ 695	$ 587	$ (108)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	579	513	(66)
Depreciation and amortization	28	26	(2)
Selling, general and administrative expenses	24	28	4
Restructuring charges	(1)	8	9
Other operating (income) expense	2	2	-
Operating income (loss)	63	10	(53)
Interest expense	1	-	(1)
Other (income) expense	(24)	(15)	9
Income (loss) before income taxes	86	25	(61)
Income tax expense (benefit)	-	(117)	(117)
Net income (loss)	$ 86	$ 142	$ 56

Comments to Results of Operations - Comparison of Three Months Ended December 31, 2019 to Three Months Ended December 31, 2018

Net sales
Net sales in the fourth quarter of 2019 decreased by $108 million or 16% compared to the prior year, with price/mix and sales volume both having a negative impact on year over year results. Total company sales volume was down from 742 thousand tons during the fourth quarter of 2018, to 657 thousand tons during the fourth quarter of 2019, driven by the closure of our Luke Mill, continued decline of graphic paper demand and increased pressure from imports.

Operating income
Operating income was $10 million in the fourth quarter of 2019, a decrease of $53 million compared to operating income of $63 million in the fourth quarter of 2018.

Operating results for the fourth quarter of 2019 were positively impacted by:

  Lower freight costs of $3 million
  Lower input costs of $16 million driven primarily by improved costs of chemicals, energy and purchased pulp, partially offset by higher wood costs
  Lower depreciation expense of $2 million

Operating results for the fourth quarter of 2019 were negatively impacted by:

  Unfavorable price/mix of $32 million
  Lower margin of $13 million resulting from a decrease in sales volume driven by the closure of our Luke Mill and a decline in graphic and specialty paper sales, partially offset by an increase in packaging paper sales
  Higher Selling, general and administrative costs of $4 million driven primarily by costs related to the sale of our Androscoggin and Stevens Point Mills and related assets (the "Pixelle Sale") and proxy solicitation, partially offset by our continued cost cutting initiatives
  Increased operating expense of $16 million driven primarily by market downtime, lower production rates at our Wisconsin Rapids and Androscoggin Mills and environmental costs associated with remediation efforts at our Luke Mill

Other impacts to operating results included:

  Restructuring charges for the fourth quarter of 2019 increased $9 million compared to the fourth quarter of 2018, primarily as a result of the closure of our Luke Mill

Other income
Other income in the fourth quarter of 2019 and fourth quarter of 2018 included $14 million and $3 million, respectively, associated with the non-operating components of net periodic pension income, including $13 million of pension settlement gain in the fourth quarter of 2019. Additionally, the fourth quarter of 2018 included $22 million of income related to the countervailing duty settlement agreement.

Income tax benefit
Income tax benefit was $117 million for the fourth quarter of 2019, primarily attributable to a release of the income tax valuation allowances on all federal deferred tax assets and certain state tax credits.

Results of Operations – Comparison of 12 Months Ended December 31, 2019 to 12 Months Ended December 31, 2018

	Twelve Months Ended December 31,		Twelve Month
(Dollars in millions)	2018	2019	$ Change
Net sales	$ 2,682	$ 2,444	$ (238)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	2,321	2,138	(183)
Depreciation and amortization	111	183	72
Selling, general and administrative expenses	102	104	2
Restructuring charges	1	52	51
Other operating (income) expense	(5)	4	9
Operating income (loss)	152	(37)	(189)
Interest expense	33	2	(31)
Other (income) expense	(52)	(18)	34
Income (loss) before income taxes	171	(21)	(192)
Income tax expense (benefit)	-	(117)	(117)
Net income (loss)	$ 171	$ 96	$ (75)

Comments to Results of Operations - Comparison of 12 Months Ended December 31, 2019 to 12 Months Ended December 31, 2018

Net sales
Net sales for the twelve months ended December 31, 2019 decreased by $238 million or 9% compared to the prior year due to decreased sales volume, partially offset by improved price/mix. Total company sales volume was down from 2,927 thousand tons during the twelve months ended December 31, 2018, to 2,647 thousand tons during 2019, driven by the closure of our Luke Mill, continued decline of graphic paper demand and increased pressure from imports.

Operating income (loss)
Operating income (loss) was a loss of $37 million for the twelve months ended December 31, 2019, a decrease of $189 million when compared to operating income of $152 million in the prior year.

Operating results for the twelve months ended December 31, 2019 were positively impacted by:

  Improved price/mix of $20 million
  Lower freight costs of $6 million

Operating results for the twelve months ended December 31, 2019 were negatively impacted by:

  Lower margin of $43 million resulting from a decrease in sales volume driven by the closure of our Luke Mill and a decline in graphic paper and market pulp sales, partially offset by an increase in specialty and packaging paper sales
  Higher input costs of $2 million driven primarily by higher costs of wood fiber, partially offset by improved energy costs
  Higher Selling, general and administrative costs of $2 million driven by severance costs and equity compensation expense in connection with the former Chief Executive Officer pursuant to his employment agreement and costs related to the Pixelle Sale and proxy solicitation, partially offset by continued cost cutting initiatives
  Higher operating expenses of $31 million driven primarily by market downtime, union ratification expense for signing bonuses and the settlement of various work arrangement issues, a power outage and subsequent acid sewer failure at our Wisconsin Rapids Mill, higher unplanned maintenance costs resulting from reliability events at our Wisconsin Rapids and Escanaba Mills and environmental costs associated with remediation efforts at our Luke Mill
  Increased planned major maintenance costs of $5 million, primarily driven by planned maintenance performed at our Escanaba Mill during the twelve months ended December 31, 2019 that was not performed during the prior year, partially offset by planned maintenance performed at our Luke Mill during the twelve months ended December 31, 2018, which was not performed during 2019
  Higher depreciation expense of $72 million driven by $76 million of accelerated depreciation in connection with the closure of our Luke Mill

Other impacts to operating results included:

  Restructuring charges for the twelve months ended December 31, 2019 increased $51 million compared to the prior year, primarily as a result of the closure of our Luke Mill
  Other operating income for the twelve months ended December 31, 2019 decreased $9 million compared to the prior year as a result of the $9 million gain on the sale of our Wickliffe Mill in 2018

Interest expense
Interest expense for the twelve months ended December 31, 2019 decreased $31 million or 94% compared to the prior year. Interest expense for the twelve months ended December 31, 2018 included $15 million in non-cash accelerated amortization of debt issuance cost and discount associated with the voluntary principal prepayments and excess cash flow payments on our prior term loan facility. The remaining decrease in interest expense resulted from the reduction in amounts outstanding under the asset-based revolving credit facility and the repayment and termination of our prior term loan facility in September 2018.

Other income
Other income for the twelve months ended December 31, 2019 and December 31, 2018 included $18 million and $12 million, respectively, associated with the non-operating components of net periodic pension income, including $13 million of pension settlement gain in the twelve months ended December 31, 2019. Additionally, the twelve months ended December 31, 2018 included $42 million of income related to the countervailing duty settlement agreement.

Income tax benefit
Income tax benefit was $117 million for the twelve months ended December 31, 2019, primarily attributable to a release of the income tax valuation allowances on all federal deferred tax assets and certain state tax credits.

Guidance
The Company is providing the following guidance for 2020:

  Capital expenditures of $55-60 million
  Cash pension contribution of $54 million
  Tax payments of $3-6 million

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions)	2018	2019	2018	2019
Net income (loss)	$ 86	$ 142	$ 171	$ 96
Income tax expense (benefit)	-	(117)	-	(117)
Interest expense	1	-	33	2
Depreciation and amortization	28	26	111	183
EBITDA	$ 115	$ 51	$ 315	$ 164
Adjustments to EBITDA:
Restructuring charges (1)	(1)	8	1	52
Luke Mill post-closure costs (2)	-	5	-	9
Non-cash equity award compensation (3)	2	2	8	12
Androscoggin PM No. 3 startup costs (4)	-	-	10	-
Countervailing duty settlement (5)	(22)	-	(42)	-
(Gain) loss on sale or disposal of assets (6)	-	2	(8)	2
Post-reorganization costs (7)	1	-	4	-
Strategic initiatives costs (8)	-	5	5	6
Shareholders proxy solicitation costs(9)	-	1	-	1
Other severance costs (10)	-	-	-	4
Other items, net (11)	1	-	3	1
Adjusted EBITDA (12)	$ 96	$ 74	$ 296	$ 251

(1)	For 2018, charges are primarily associated with the closure of the Wickliffe Mill. For 2019, charges are primarily associated with the closure of the Luke Mill.
(2)	Costs recorded after production ceased at the Luke Mill that are not associated with product sales or restructuring activities.
(3)	Amortization of non-cash incentive compensation.
(4)	Costs incurred in connection with the upgrade of previously shuttered No. 3 paper machine and pulp line at the Androscoggin Mill.
(5)	Countervailing duty settlement gains pursuant to the settlement agreement.
(6)	Realized (gain) loss on the sale or disposal of assets, including a $9 million gain on the sale of the Wickliffe Mill in September 2018.
(7)	Fees associated with our prior Chapter 11 cases.
(8)	Professional fees and other charges associated with strategic alternatives initiative, including certain costs incurred in 2019 related to the Pixelle Sale.
(9)	Costs incurred in connection with shareholders proxy solicitation contest.
(10)	Severance and related benefit costs not associated with restructuring activities.
(11)	Other miscellaneous adjustments.
(12)	Adjusted EBITDA for the three months and twelve months ended December 31, 2019, includes $13 million of income related to a pension settlement gain.

About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of graphic and specialty papers, packaging papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including: the long-term structural decline and general softening of demand facing the paper industry; adverse developments in general business and economic conditions; developments in alternative media, which are expected to adversely affect the demand for some of Verso's key products, and the effectiveness of Verso's responses to these developments; intense competition in the paper manufacturing industry; Verso's ability to compete with respect to certain specialty paper products for a period of two years after the closing of the Pixelle Sale; Verso's business being less diversified following the sale of two mills after the closing of the Pixelle Sale; Verso's dependence on a small number of customers for a significant portion of its business; Verso's limited ability to control the pricing of its products or pass through increases in its costs to its customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2018, Verso's Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call
Verso will host a conference call and webcast for analysts and investors on Thursday, February 27, 2020 at 9 a.m. (EST) to discuss fourth quarter and full year 2019 financial results.

Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 3893440 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and fourth quarter and full year 2019 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/33329 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10139709. The replay will be available starting at 11 a.m. (EST) Thursday, February 27, 2020, and will remain available until March 27, 2020. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EST) Thursday, February 27, 2020, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220. Media contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com.